UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AOL Inc.

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AOL INC.

770 Broadway

New York, New York 10003

(212) 652-6400

SUPPLEMENT TO PROXY STATEMENT

This proxy statement supplement (the “Supplement”) supplements our definitive proxy statement filed with the Securities and Exchange Commission on March 20, 2013 (the “Proxy Statement”) relating to the Annual Meeting of Stockholders of AOL Inc. (the “Company”), to be held on May 3, 2013, at 9:00 a.m. (Eastern Time) at the Sheraton Inner Harbor, 300 South Charles Street, Baltimore, Maryland 21201. This Supplement is being filed to (i) update the biographical information of Dawn Lepore presented under “Election of Directors” on page 8 of the Proxy Statement, (ii) revise the Company’s disclosure of its Adjusted Net Income number for 2012 on page 43 of the Proxy Statement, and (iii) reflect recent changes to the composition of the Company’s Audit and Finance Committee of the Board of Directors (the “Board”).

Dawn Lepore

After the filing of the Proxy Statement, it came to our attention that Dawn Lepore, a member of the Company’s Board and a nominee for director at the 2013 Annual Meeting of Stockholders, had resigned from her position as Interim Chief Executive Officer of Prosper Marketplace, Inc. effective January 22, 2013. Consequently, the Company has revised Ms. Lepore’s biographical information as follows:

Ms. Dawn Lepore is the former Interim Chief Executive Officer at Prosper Marketplace, Inc., a peer-to-peer lending marketplace. She served as Interim CEO from 2012 to January 2013. Formerly, she was CEO and Chairman of the Board of drugstore.com, inc., a leading online retailer of health, beauty, and wellness products, which she led from 2004 until its sale to Walgreens in 2011. Prior to joining drugstore.com, Ms. Lepore held leadership positions at The Charles Schwab Company, an investment services firm that provides brokerage, banking and investment-related services to consumers and businesses. In her 21 years with Schwab, she held a variety of roles. She served as Vice Chairman of technology, operations, administration, strategy and active trader, was Chief Information Officer, a member of Schwab’s executive committee and a trustee of SchwabFunds. Ms. Lepore previously served on the board of directors of eBay Inc. from 1999 to January 2013, The New York Times Company from 2008 to 2011 and drugstore.com, inc. from 2004 to 2011.

Ms. Lepore brings to the Board extensive experience, expertise and background in internet commerce and information technology gained from her roles at Schwab and background in building and operating online businesses gained from her service as Chief Executive Officer and Chairman of the Board of drugstore.com, inc. She also brings public company board experience gained from her service as a board member of eBay Inc., The New York Times Company and drugstore.com, inc.

Adjusted Net Income

The Company has included disclosure of its Adjusted Net Income number for 2012 on page 43 of the Proxy Statement. The Company determined subsequent to the filing of the Proxy Statement that a different tax rate should be applied to its 2012 sale and license of patents and patent applications to Microsoft Corporation when calculating the Adjusted Net Income number for 2012. The application of this different tax rate resulted in a different Adjusted Net Income number for 2012 from the one disclosed on page 43 of the Proxy Statement. The Company has determined that the revised number still satisfies the performance requirement of the AOL Inc. Annual Incentive Plan for Executive Officers (the “Executive AIP”). The sentence referencing the Adjusted Net Income number for 2012 on page 43 of the Proxy Statement is hereby revised as follows:

We had Adjusted Net Income of approximately $93 million in 2012, which satisfied the performance requirement of the Executive AIP.

Audit and Finance Committee

Effective April 1, 2013 the Board appointed Hugh Johnston, a current member of the Audit and Finance Committee, to serve as the Chairman of the Audit and Finance Committee. In addition, the Board appointed Dawn Lepore, a current member of the Transactions Committee of the Board, to serve as a member of the Audit and Finance Committee effective April 1, 2013. Fredric Reynolds, the Company’s Lead Independent Director and former Chairman of the Audit and Finance Committee, will step down from the Audit and Finance Committee immediately following the Company’s Annual Meeting of Stockholders on May 3, 2013.

Except as supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

The date of this supplement to the Proxy Statement is April 5, 2013